Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2005	2004

Operating revenues	$880.1	$809.9

Operating expenses:
Purchased power, cost of gas and demand
side management	539.7	488.5
Operations and maintenance	120.1	106.4
Depreciation and amortization	74.7	65.5
Taxes	59.4	62.0
Total operating expenses	793.9	722.4

Operating income	86.2	87.5

Other income (expense):
Interest charges	(40.1)	(38.1)
Other income, net	0.7	0.8

Preferred dividends of subsidiary	0.5	0.5
Net income	$46.3 ========	$49.7 ========

NSTAR

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31,	December 31,
	2005	2004
Assets
Property, plant and equipment, net	$3,609.6	$3,580.0
Investments	74.6	73.0
Current assets	1,102.1	777.7
Regulatory assets and goodwill	2,217.8	2,303.6
Other deferred debits	379.1	382.9
Total assets	$7,383.2 =======	$7,117.2 =========

Capitalization and Liabilities
Common equity	$1,459.4	$1,440.9
Long-term debt and preferred stock	2,548.1	2,144.4
Current liabilities	1,080.4	961.1
Deferred taxes and unamortized investment tax credits	1,056.2	840.5
Other deferred credits	1,239.1	1,730.3
Total capitalization and liabilities	$7,383.2 =======	$7,117.2 =========

NSTAR

Energy Sales - Three Month Periods Ended March 31,

Retail Electric Sales - gWh

			%
	2005	2004	Change
Residential	1,724	1,766	(2.4)%
Commercial	3,215	3,136	2.5%
Industrial and other	441	440	0.2%
Total	5,380 ====	5,342 ====	0.7%

Firm Gas Sales and Transportation - BBTU

			%
	2005	2004	Change
Residential	10,791	11,690	(7.7)%
Commercial and other	8,286	8,565	(3.3)%
Industrial	1,895	1,828	3.7%
Total	20,972 =====	22,083 =====	(5.0)%